EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES

                            (millions, except ratio)

COMPUTATION OF EARNINGS
         Pre-tax Income                                                                                   $182.7

         Adjustments to earnings---

         Add:     Fixed Charges                                                                            104.7

         Add:     Distributed Income from less than 50% owned affiliates                                     7.3

         Add:     Amortization of interest previously capitalized                                             .4

         Less:    Capitalized Interest                                                                  (    5.5)
                                                                                                         -------

                                                                                        Earnings          $289.6
                                                                                                          ------

COMPUTATION OF FIXED CHARGES

         Interest Incurred                                                                                 $98.8

         Interest Capitalized                                                                                5.5

         Amortization of debt expenses and discount or premium
                 relating to indebtedness                                                                     .4

         Portion of rental expenses representative of interest expense                                   -  0  -
                                                                                                         -------


                                                                                        Fixed Charges     $104.7

 *Ratio of Earnings to Fixed Charges                                                                         2.8 x
                                                                                                         =======

* During the third quarter of 1994, the Company incurred a pre-tax charge of $114.6 million to reflect the costs associated with the restructuring of its metal packaging operations in the United States and Canada. Thirteen facilities were affected by the restructuring, primarily those that produce three-piece, steel food and aerosol containers. The charge covers the restructuring of facilities, including applicable severance and related fixed asset writedowns. If such charge had not occurred, the ratio of earnings to fixed charges for the year ended December 31, 1994 would have been 3.9 x.